Exhibit 99.1
N E W S     R E L E A S E
25701 Science Park Drive
Cleveland, OH 44122
FOR IMMEDIATE RELEASE
WILLIAM E. MACDONALD, III JOINS LAMSON & SESSIONS BOARD
     CLEVELAND, Ohio, December 13, 2006 – Lamson & Sessions (NYSE:LMS) today announced that it has expanded its Board of Directors to 10, and that William E. MacDonald, III, Vice Chairman of National City Corporation, has been elected to the Board after an extensive search for an independent director.
     “Bill MacDonald brings a unique perspective to our Board, gained from his distinguished 38-year career with one of the nation’s leading financial services institutions,” said John B. Schulze, Chairman. “We look forward to his insights and contributions as Lamson & Sessions builds on its momentum of growth and shareholder value creation.”
     Mr. MacDonald, 60, who recently announced his decision to retire effective December 31, 2006, was elected to his current position with National City in 2001. He is responsible for its seven-state regional and its national Corporate Banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group.
     He joined National City in 1968. During his tenure, he was involved in a number of major acquisitions as National City significantly strengthened its position as one of the nation’s leading financial services institutions. He held a succession of key management and senior leadership roles in retail and corporate banking, including his 1997 appointment to president and CEO of National City’s Ohio bank and the addition in 1999 of responsibility for all of corporate banking.
     Mr. MacDonald serves on the boards of MTC Technologies, Inc.; WVIZ/PBS and 90.3 WCPN ideastream; The Cleveland Clinic Foundation; the Great Lakes Theater Festival; and The Diversity Center. He is a graduate of Leadership Cleveland and is a member of the Financial Services Roundtable. Mr. MacDonald earned a bachelor’s degree from Trinity College in 1968 and Master’s of Business Administration from the Weatherhead School of Management at Case Western Reserve University in 1974.
     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
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FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and Chief Financial Officer
216-766-6557
Aileen Liebertz
Manager – Investor Relations and Shareholder Communications
216-766-6560